Exhibit 99.1

NYSE: TRV

Travelers Reports Record Fourth Quarter Net Income and Operating Income per Diluted Share of $3.28 and $3.20, Respectively, Up 16% and 10% from Prior Year Quarter

Fourth Quarter Net Income and Operating Income of $943 Million and $919 Million, Respectively, Up 9% and 4% from Prior Year Quarter

Fourth Quarter Return on Equity and Operating Return on Equity of 15.8% and 16.4%, Respectively

Full Year Net Income and Operating Income of $3.014 Billion and $2.967 Billion, Respectively, Down 12% and 14% from Prior Year

Full Year Return on Equity and Operating Return on Equity of 12.5% and 13.3%, Respectively

•             Fourth quarter consolidated combined ratio of 90.0% reflected strong performance in Business and International Insurance and Bond & Specialty Insurance and lower underwriting results in Personal Insurance due to auto.

•             Current quarter other income included an $82 million after-tax ($126 million pre-tax) benefit from a previously announced  settlement of a reinsurance dispute; the combined ratio did not benefit from this gain.

•             Fourth quarter net written premiums of $6.058 billion and full year net written premiums of $24.958 billion, both up 3% from the prior year periods.

•             Total capital returned to shareholders of $942 million in the quarter, including $751 million of share repurchases. Full year total capital returned to shareholders of $3.234 billion, including $2.472 billion of share repurchases.

•             Book value per share of $83.05 and adjusted book value per share of $80.44 increased 4% and 7%, respectively, from year-end 2015.

•             Board of Directors declared quarterly dividend per share of $0.67.

New York, January 24, 2017 — The Travelers Companies, Inc. today reported net income of $943 million, or $3.28 per diluted share, for the quarter ended December 31, 2016, compared to $866 million, or $2.83 per diluted share, in the prior year quarter. Operating income in the current quarter was $919 million, or $3.20 per diluted share, compared to $886 million, or $2.90 per diluted share, in the prior year quarter. These increases were primarily driven by the benefit from the settlement of a reinsurance dispute and higher net investment income, partially offset by a lower underwriting gain driven by higher catastrophe losses and higher loss estimates for personal auto bodily injury liability coverages. Per diluted share amounts benefited from the impact of share repurchases.

Consolidated Highlights

($ in millions, except for per share amounts, and after-tax,	Three Months Ended December 31,				Twelve Months Ended December 31,
except for premiums & revenues)	2016	2015	Change		2016	2015	Change
Net written premiums	$6,058	$5,864	3%		$24,958	$24,121	3%
Total revenues	$7,193	$6,678	8		$27,625	$26,815	3

Net income	$943	$866	9		$3,014	$3,439	(12)
per diluted share	$3.28	$2.83	16		$10.28	$10.88	(6)
Operating income	$919	$886	4		$2,967	$3,437	(14)
per diluted share	$3.20	$2.90	10		$10.12	$10.87	(7)

Diluted weighted average shares outstanding	285.1	303.3	(6)		291.0	313.9	(7)

Combined ratio	90.0%	86.6%	3.4	pts	92.0%	88.3%	3.7	pts
Underlying combined ratio	92.0%	90.7%	1.3	pts	91.6%	90.1%	1.5	pts

Return on equity	15.8%	14.5%	1.3	pts	12.5%	14.2%	(1.7	)pts
Operating return on equity	16.4%	15.8%	0.6	pts	13.3%	15.2%	(1.9	)pts

	As of December 31,
	2016	2015	Change
Book value per share	$83.05	$79.75	4%
Adjusted book value per share	80.44	75.39	7%

See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data.

“We are pleased to report fourth quarter operating income of $919 million and operating return on equity of 16.4%,” commented Alan Schnitzer, Chief Executive Officer. “Underwriting results in the quarter were solid, as evidenced by our consolidated combined ratio of 90% inclusive of the impacts of higher catastrophe losses and higher-than-expected personal auto bodily injury losses. Net investment income increased sequentially on a quarter-by-quarter basis during the year, driven by higher returns in our non-fixed income portfolio. After-tax net investment income in the fourth quarter increased 12% over the prior year quarter. This quarter’s results brought our full year operating income to $2.967 billion and operating return on equity to 13.3%. Our balance sheet remains strong, and our results for the year enabled us to return over $3.2 billion of excess capital to our shareholders, including over $2.4 billion in share repurchases.

“In our commercial businesses, we continue to be pleased with the stability of the markets in which we operate and the execution of our strategies. Once again, we were able to maintain historically high levels of retention while achieving stable and positive renewal premium change. These results demonstrate the continued success of our granular pricing and segmentation strategies –– retaining those accounts that meet our return thresholds and taking appropriate measures to improve profitability on those accounts that do not, while seeking attractive new business opportunities. Within Personal Insurance, both homeowners and auto delivered accelerating growth in policies in force and net written premiums throughout the year. While homeowners profitability remains strong, we are disappointed with the underwriting results in personal auto and are taking pricing and other actions to improve its profitability.

“With our proven commitment to building meaningful and sustainable competitive advantages, our track record of successfully managing our businesses for the long term and our active capital management strategy, we remain well positioned to continue to deliver superior returns over time.”

Consolidated Results

	Three Months Ended December 31,				Twelve Months Ended December 31,
($ in millions and pre-tax, unless noted otherwise)	2016	2015	Change		2016	2015	Change
Underwriting gain:	$590	$773	$(183)		$1,814	$2,663	$(849)
Underwriting gain includes:
Net favorable prior year reserve development	264	292	(28)		771	941	(170)
Catastrophes, net of reinsurance	(137)	(46)	(91)		(877)	(514)	(363)

Net investment income	627	541	86		2,302	2,379	(77)

Other income/(expense), including interest expense	50	(73)	123		(131)	(305)	174
Operating income before income taxes	1,267	1,241	26		3,985	4,737	(752)
Income tax expense	348	355	(7)		1,018	1,300	(282)
Operating income	919	886	33		2,967	3,437	(470)
Net realized investment gains/(losses) after income taxes	24	(20)	44		47	2	45
Net income	$943	$866	$77		$3,014	$3,439	$(425)

Combined ratio	90.0%	86.6%	3.4	pts	92.0%	88.3%	3.7	pts

Impact on combined ratio
Net favorable prior year reserve development	(4.2)	(4.9)	0.7	pts	(3.2)	(3.9)	0.7	pts
Catastrophes, net of reinsurance	2.2	0.8	1.4	pts	3.6	2.1	1.5	pts

Underlying combined ratio	92.0%	90.7%	1.3	pts	91.6%	90.1%	1.5	pts

Net written premiums
Business and International Insurance	$3,498	$3,517	(1)%		$14,675	$14,583	1%
Bond & Specialty Insurance	505	504	—		2,099	2,081	1
Personal Insurance	2,055	1,843	12		8,184	7,457	10
Total	$6,058	$5,864	3%		$24,958	$24,121	3%

Fourth Quarter 2016 Results

(All comparisons vs. fourth quarter 2015, unless noted otherwise)

Net income of $943 million after-tax increased $77 million due to higher operating income as well as net realized investment gains in the current quarter as compared to net realized investment losses in the prior year quarter. Operating income of $919 million after-tax increased $33 million, primarily due to the $82 million after-tax ($126 million pre-tax) benefit related to a previously announced settlement of a reinsurance dispute and higher net investment income, partially offset by a lower underwriting gain driven by higher catastrophe losses and personal auto results.

Underwriting results

•                  While the combined ratio remained strong at 90.0%, it increased 3.4 points due to higher catastrophe losses (1.4 points), a higher underlying combined ratio (1.3 points) and lower net favorable prior year reserve development (0.7 points).

•                  The underlying combined ratio of 92.0% increased 1.3 points, primarily driven by higher loss estimates in the personal automobile product line for bodily injury liability coverages (1.5 points), including the re-estimation of losses incurred in the first three quarters of 2016.

•                  Net favorable prior year reserve development in Business and International Insurance and Bond & Specialty Insurance of $309 million pre-tax was partially offset by net unfavorable prior year reserve development in Personal Insurance of $45 million pre-tax. Catastrophe losses in the fourth quarter of 2016 primarily resulted from Hurricane Matthew and wildfires in Tennessee.

Net investment income of $627 million pre-tax ($493 million after-tax) increased due to higher returns in the non-fixed income portfolio, partially offset by lower returns in the fixed income portfolio. Non-fixed income returns increased primarily due to higher private equity returns, while fixed income returns declined in line with our expectations due to lower reinvestment rates available in the market.

Net written premiums of $6.058 billion increased 3%, driven by Personal Insurance.

Full Year 2016 Results

(All comparisons vs. full year 2015, unless noted otherwise)

Net income of $3.014 billion after-tax decreased $425 million due to lower operating income, partially offset by higher net realized investment gains. Operating income of $2.967 billion after-tax decreased $470 million, primarily driven by higher catastrophe losses, a lower underlying underwriting gain (i.e., excluding net favorable prior year reserve development and catastrophe losses), lower net favorable prior year reserve development and lower net investment income, partially offset by the benefit from the above-mentioned settlement of a reinsurance dispute.

Underwriting results

•                  While the combined ratio remained strong at 92.0%, it increased 3.7 points due to higher catastrophe losses (1.5 points), a higher underlying combined ratio (1.5 points) and lower net favorable prior year reserve development (0.7 points).

•                  The underlying combined ratio of 91.6% increased 1.5 points, primarily driven by higher loss estimates in the personal automobile product line for bodily injury liability coverages (0.6 points) and the impact of loss cost trends that modestly exceeded earned pricing in Business and International Insurance.

•                  Net favorable prior year reserve development in Business and International Insurance and Bond & Specialty Insurance of $810 million pre-tax was partially offset by net unfavorable prior year reserve development in Personal Insurance of $39 million pre-tax. Catastrophe losses in 2016 included losses from Hurricane Matthew, wind and hail storms in several regions of the United States, flooding in the Southeast region of the United States, wildfires in Canada and Tennessee, and winter storms in the eastern United States.

Net investment income of $2.302 billion pre-tax ($1.846 billion after-tax) decreased due to lower returns in the fixed income portfolio, partially offset by higher returns in the non-fixed income portfolio. Fixed income returns declined in line with our expectations due to lower reinvestment rates available in the market. Non-fixed income returns increased due to higher private equity returns, partially offset by lower real estate partnership returns.

Net written premiums of $24.958 billion increased 3% driven by Personal Insurance.

Shareholders’ Equity

Shareholders’ equity of $23.221 billion decreased 2% from year-end 2015, primarily due to a reduction in net unrealized investment gains primarily associated with higher interest rates. After-tax net unrealized investment gains were $730 million ($1.112 billion pre-tax) compared to $1.289 billion after-tax ($1.974 billion pre-tax) at year-end 2015. Book value per share of $83.05 and adjusted book value per share of $80.44 increased 4% and 7%, respectively, from year-end 2015.

The Company repurchased 6.6 million shares during the fourth quarter at an average price of $113.53 per share for a total cost of $751 million. Capacity remaining under the existing share repurchase authorization was $934 million at the end of the quarter. At the end of fourth quarter 2016, statutory capital and surplus was $20.759 billion and the ratio of debt-to-capital was 21.7%. The ratio of debt-to-capital excluding after-tax net unrealized investment gains was 22.3%, well within the Company’s target range of 15% to 25%.

The Board of Directors today declared a quarterly dividend of $0.67 per share. This dividend is payable on March 31, 2017, to shareholders of record as of the close of business on March 10, 2017.

Business and International Insurance Segment Financial Results

	Three Months Ended December 31,			Twelve Months Ended December 31,
($ in millions and pre-tax, unless noted otherwise)	2016	2015	Change		2016	2015	Change
Underwriting gain:	$391	$362	$29		$768	$1,092	$(324)
Underwriting gain includes:
Net favorable prior year reserve development	234	176	58		484	405	79
Catastrophes, net of reinsurance	(80)	(1)	(79)	(512)		(247)	(265)

Net investment income	483	412	71		1,763	1,824	(61)

Other income	125	5	120		176	23	153
Operating income before income taxes	999	779	220		2,707	2,939	(232)
Income tax expense	277	213	64		659	769	(110)
Operating income	$722	$566	$156		$2,048	$2,170	$(122)

Combined ratio	89.0%	89.6%	(0.6	)pts	94.3%	92.1%	2.2	pts

Impact on combined ratio
Net favorable prior year reserve development	(6.3)	(4.8)	(1.5	)pts	(3.3)	(2.8)	(0.5	)pts
Catastrophes, net of reinsurance	2.2	—	2.2	pts	3.5	1.7	1.8	pts

Underlying combined ratio	93.1%	94.4%	(1.3	)pts	94.1%	93.2%	0.9	pts

Net written premiums by market
Domestic
Select Accounts	$639	$631	1%		$2,729	$2,716	—%
Middle Market	1,524	1,528	—		6,463	6,302	3
National Accounts	259	267	(3)		1,058	1,048	1
First Party	378	361	5		1,601	1,564	2
Specialized Distribution	243	266	(9)		1,094	1,111	(2)
Total Domestic	3,043	3,053	—		12,945	12,741	2
International	455	464	(2)		1,730	1,842	(6)
Total	$3,498	$3,517	(1)%		$14,675	$14,583	1%

Fourth Quarter 2016 Results

(All comparisons vs. fourth quarter 2015, unless noted otherwise)

Operating income for Business and International Insurance was $722 million after-tax, an increase of $156 million, primarily due to the benefit from the above-mentioned settlement of a reinsurance dispute, a higher underlying underwriting gain, higher net investment income and higher net favorable prior year reserve development, partially offset by higher catastrophe losses.

Underwriting results

•                  The combined ratio of 89.0% was strong, improving 0.6 points due to higher net favorable prior year reserve development (1.5 points) and a lower underlying combined ratio (1.3 points), partially offset by higher catastrophe losses (2.2 points).

•                  The underlying combined ratio of 93.1% improved 1.3 points, primarily driven by lower non-catastrophe weather-related losses and lower levels of what the Company defines as large losses, partially offset by the impact of loss cost trends that modestly exceeded earned pricing.

•                  Net favorable prior year reserve development primarily resulted from better than expected loss experience in the Company’s domestic operations in the workers’ compensation and general liability product lines.

Net written premiums of $3.498 billion decreased 1%.

Full Year 2016 Results

(All comparisons vs. full year 2015, unless noted otherwise)

Operating income for Business and International Insurance was $2.048 billion after-tax, a decrease of $122 million, primarily driven by higher catastrophe losses, a lower underlying underwriting gain and lower net investment income, partially offset by the benefit from the above-mentioned settlement of a reinsurance dispute and higher net favorable prior year reserve development.

Underwriting results

•                  The combined ratio of 94.3% increased 2.2 points due to higher catastrophe losses (1.8 points) and a higher underlying combined ratio (0.9 points), partially offset by higher net favorable prior year reserve development (0.5 points).

•                  The underlying combined ratio of 94.1% increased 0.9 points, primarily driven by the impact of loss cost trends that modestly exceeded earned pricing and a modestly higher expense ratio, partially offset by a lower level of what the Company defines as large losses.

•                  Net favorable prior year reserve development primarily resulted from better than expected loss experience in the Company’s domestic operations in the workers’ compensation and general liability product lines (excluding an increase to asbestos and environmental reserves discussed below), as well as in the Company’s international operations in Europe and Canada, partially offset by a $225 million pre-tax and an $82 million pre-tax increase to asbestos and environmental reserves, respectively.

Net written premiums of $14.675 billion increased 1%.

Bond & Specialty Insurance Segment Financial Results

	Three Months Ended December 31,						Twelve Months Ended December 31,
($ in millions and pre-tax, unless noted otherwise)	2016		2015		Change		2016		2015		Change
Underwriting gain:	$176		$177		$(1)		$730		$660		$70
Underwriting gain includes:
Net favorable prior year reserve development	75		80		(5)		326		258		68
Catastrophes, net of reinsurance	(1)		—		(1)		(6)		(3)		(3)

Net investment income	54		54		—		210		223		(13)

Other income	7		8		(1)		20		22		(2)
Operating income before income taxes	237		239		(2)		960		905		55
Income tax expense	76		77		(1)		307		272		35
Operating income	$161		$162		$(1)		$653		$633		$20

Combined ratio	65.7%		65.1%		0.6	pts	64.4%		67.9%		(3.5	)pts

Impact on combined ratio
Net favorable prior year reserve development	(14.2	)pts	(15.6	)pts	1.4	pts	(15.6	)pts	(12.4	)pts	(3.2	)pts
Catastrophes, net of reinsurance	0.2	pts	—	pts	0.2	pts	0.3	pts	0.2	pts	0.1	pts

Underlying combined ratio	79.7%		80.7%		(1.0	)pts	79.7%		80.1%		(0.4	)pts

Net written premiums
Management Liability	$332		$333		—%		$1,342		$1,326		1%
Surety	173		171		1		757		755		—
Total	$505		$504		—%		$2,099		$2,081		1%

Fourth Quarter 2016 Results

(All comparisons vs. fourth quarter 2015, unless noted otherwise)

Operating income for Bond & Specialty Insurance was $161 million after-tax, which was comparable to the prior year quarter.

Underwriting results

•                  The combined ratio of 65.7% increased 0.6 points due to lower net favorable prior year reserve development (1.4 points) and higher catastrophe losses (0.2 points), partially offset by a lower underlying combined ratio (1.0 point).

•                  The underlying combined ratio remained very strong at 79.7%.

•                  Net favorable prior year reserve development resulted from better-than-expected loss experience in the fidelity and surety and general liability product lines.

Net written premiums of $505 million were comparable with the prior year quarter.

Full Year 2016 Results

(All comparisons vs. full year 2015, unless noted otherwise)

Operating income for Bond & Specialty Insurance was $653 million after-tax, an increase of $20 million, primarily driven by higher net favorable prior year reserve development.

Underwriting results

•                  The combined ratio of 64.4% improved 3.5 points due to higher net favorable prior year reserve development (3.2 points) and a lower underlying underwriting combined ratio (0.4 points), partially offset by higher catastrophe losses (0.1 points).

•                  The underlying combined ratio remained very strong at 79.7%.

•                  Net favorable prior year reserve development primarily resulted from better-than-expected loss experience in the fidelity and surety and general liability product lines.

Net written premiums of $2.099 billion increased 1%.

Personal Insurance Segment Financial Results

	Three Months Ended December 31,						Twelve Months Ended December 31,
($ in millions and pre-tax, unless noted otherwise)	2016		2015		Change		2016		2015		Change
Underwriting gain:	$23		$234		$(211)		$316		$911		$(595)
Underwriting gain includes:
Net favorable/(unfavorable) prior year reserve development	(45)		36		(81)		(39)		278		(317)
Catastrophes, net of reinsurance	(56)		(45)		(11)		(359)		(264)		(95)
Net investment income	90		75		15		329		332		(3)

Other income	14		15		(1)		56		48		8
Operating income before income taxes	127		324		(197)		701		1,291		(590)
Income tax expense	30		102		(72)		191		402		(211)
Operating income	$97		$222		$(125)		$510		$889		$(379)

Combined ratio	98.2%		86.7%		11.5	pts	95.1%		86.6%		8.5	pts

Impact on combined ratio
Net (favorable)/unfavorable prior year reserve development	2.2	pts	(1.9	)pts	4.1	pts	0.5	pts	(3.8	)pts	4.3	pts
Catastrophes, net of reinsurance	2.8	pts	2.4	pts	0.4	pts	4.5	pts	3.6	pts	0.9	pts

Underlying combined ratio	93.2%		86.2%		7.0	pts	90.1%		86.8%		3.3	pts

Net written premiums
Agency Automobile(1)	$1,058		$888		19%		$4,103		$3,534		16%
Agency Homeowners & Other(1)	918		894		3		3,772		3,687		2
Direct to Consumer	79		61		30		309		236		31
Total	$2,055		$1,843		12%		$8,184		$7,457		10%

(1) Represents business sold through agents, brokers and other intermediaries, and excludes direct to consumer.

Fourth Quarter 2016 Results

(All comparisons vs. fourth quarter 2015, unless noted otherwise)

Operating income for Personal Insurance was $97 million after-tax, a decrease of $125 million, primarily driven by a lower underlying underwriting gain and net unfavorable prior year reserve development compared to net favorable prior year reserve development in the prior year quarter, partially offset by higher net investment income.

Underwriting results

•                  The combined ratio of 98.2% increased 11.5 points due to a higher underlying combined ratio (7.0 points), net unfavorable prior year reserve development compared to net favorable prior year reserve development in the prior year quarter (4.1 points) and higher catastrophe losses (0.4 points).

•                  The underlying combined ratio of 93.2% increased 7.0 points, primarily driven by higher loss estimates in the automobile product line for bodily injury liability coverages (4.6 points), including the re-estimation of losses incurred in the first three quarters of 2016, the tenure impact of higher levels of new business in auto and a higher level of auto business relative to homeowners, partially offset by a lower expense ratio.

•                  Net unfavorable prior year reserve development primarily resulted from higher-than-expected loss experience in the automobile product line for bodily injury coverages in the latter part of the 2015 accident year.

Net written premiums of $2.055 billion increased 12%. Agency Automobile net written premiums grew 19% with an increase in policies in force of 13% from the prior year period. Agency Homeowners & Other net written premiums grew 3%, with an increase in policies in force of 3% from the prior year period.

Full Year 2016 Results

(All comparisons vs. full year 2015, unless noted otherwise)

Operating income for Personal Insurance was $510 million after-tax, a decrease of $379 million, primarily driven by net unfavorable prior year reserve development compared to net favorable prior year reserve development in the prior year, a lower underlying underwriting gain and higher catastrophe losses.

Underwriting results

•                  The combined ratio of 95.1% increased 8.5 points due to net unfavorable prior year reserve development compared to net favorable prior year reserve development in the prior year (4.3 points), a higher underlying combined ratio (3.3 points) and higher catastrophe losses (0.9 points).

•                  The underlying combined ratio of 90.1% increased 3.3 points, primarily driven by higher loss estimates in the automobile product line for bodily injury liability coverages (1.8 points), the tenure impact of higher levels of new business in auto and a higher level of auto business relative to homeowners, partially offset by a lower expense ratio.

•                  Net unfavorable prior year reserve development primarily resulted from higher than expected loss experience in the automobile product line for bodily injury coverages in the latter part of the 2015 accident year.

Net written premiums of $8.184 billion increased 10% due to the same factors discussed above for fourth quarter 2016.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with a financial supplement that is available on our website at www.travelers.com. Travelers management will discuss the contents of this release and other relevant topics via webcast at 9 a.m. Eastern (8 a.m. Central) on Tuesday, January 24, 2017. Investors can access the call via webcast at http://investor.travelers.com or by dialing 1-800-732-5617 within the U.S. and 1-212-231-2918 outside the U.S. (use passcode 14788 for both the U.S. and international calls). Prior to the webcast, a slide presentation pertaining to the quarterly earnings will be available on the Company’s website.

Following the live event, an audio playback of the webcast and the slide presentation will be available on the same website. An audio playback can also be accessed by phone at 1-800-633-8284 within the U.S. and 1-402-977-9140 outside the U.S. (use reservation 21836126 for both the U.S. and international calls).

About Travelers

The Travelers Companies, Inc. (NYSE: TRV) is a leading provider of property casualty insurance for auto, home and business. A component of the Dow Jones Industrial Average, Travelers has approximately 30,000 employees and generated revenues of approximately $28 billion in 2016. For more information, visit www.travelers.com.

Travelers may use its website and/or social media outlets, such as Facebook and Twitter, as distribution channels of material Company information. Financial and other important information regarding the Company is routinely accessible through and posted on our website at http://investor.travelers.com, our Facebook page at https://www.facebook.com/travelers and our Twitter account (@Travelers) at https://twitter.com/travelers. In addition, you may automatically receive email alerts and other information about Travelers when you enroll your email address by visiting the Email Notifications section at http://investor.travelers.com.

Travelers is organized into the following reportable business segments:

Business and International Insurance — Business and International Insurance offers a broad array of property and casualty insurance and insurance related services to its clients, primarily in the United States and in Canada, as well as in the United Kingdom, the Republic of Ireland, Brazil and throughout other parts of the world as a corporate member of Lloyd’s of London.

Bond & Specialty Insurance — Bond & Specialty Insurance provides surety, crime, management and professional liability, and cyber risk coverages and related risk management services to a wide range of primarily domestic customers, utilizing various degrees of financially-based underwriting approaches.

Personal Insurance — Personal Insurance writes a broad range of property and casualty insurance covering individuals’ personal risks. The primary products of automobile and homeowners insurance are complemented by a broad suite of related coverages.

* * * * *

Forward-Looking Statements

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements include, among other things, the Company’s statements about:

•                  the Company’s outlook and its future results of operations and financial condition (including, among other things, anticipated premium volume, premium rates, margins, net and operating income, investment income and performance, loss costs, return on equity and expected current returns and combined ratios);

•                  share repurchase plans;

•                  future pension plan contributions;

•                  the sufficiency of the Company’s asbestos and other reserves;

•                  the impact of emerging claims issues as well as other insurance and non-insurance litigation;

•                  the cost and availability of reinsurance coverage;

•                  catastrophe losses;

•                  the impact of investment, economic (including inflation, potential changes in tax law and rapid changes in commodity prices, such as a significant decline in oil and gas prices, as well as fluctuations in foreign currency exchange rates) and underwriting market conditions; and

•                  strategic initiatives to improve profitability and competitiveness.

The Company cautions investors that such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the Company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following:

•                  catastrophe losses could materially and adversely affect the Company’s results of operations, its financial position and/or liquidity, and could adversely impact the Company’s ratings, the Company’s ability to raise capital and the availability and cost of reinsurance;

•                  if actual claims exceed the Company’s claims and claim adjustment expense reserves, or if changes in the estimated level of claims and claim adjustment expense reserves are necessary, including as a result of, among other things, changes in the legal, regulatory and economic environments in which the Company operates, the Company’s financial results could be materially and adversely affected;

•                  during or following a period of financial market disruption, economic downturn or prolonged period of slow economic growth, the Company’s business could be materially and adversely affected;

•                  the Company’s investment portfolio may suffer material realized or unrealized losses. The Company’s investment portfolio may also suffer reduced or low returns, particularly if interest rates remain at historically low levels for a prolonged period of time or decline further as a result of actions taken by central banks (a risk which potentially could be increased by, among other things, the United Kingdom’s expected withdrawal from the European Union);

•                  the Company’s business could be harmed because of its potential exposure to asbestos and environmental claims and related litigation;

•                  the intense competition that the Company faces could harm its ability to maintain or increase its business volumes and its profitability;

•                  disruptions to the Company’s relationships with its independent agents and brokers could adversely affect the Company;

•                  the Company is exposed to, and may face adverse developments involving, mass tort claims such as those relating to exposure to potentially harmful products or substances;

•                  the effects of emerging claim and coverage issues on the Company’s business are uncertain;

•                  the Company may not be able to collect all amounts due to it from reinsurers and reinsurance coverage may not be available to the Company in the future at commercially reasonable rates or at all;

•                  the Company is exposed to credit risk in certain of its business and investment operations including through the utilization of reinsurance or structured settlements, as well as guarantees or indemnifications from third parties;

•                  within the United States, the Company’s businesses are heavily regulated by the states in which it conducts business, including licensing and supervision, and changes in regulation may reduce the Company’s profitability and limit its growth;

•                  a downgrade in the Company’s claims-paying and financial strength ratings could adversely impact the Company’s business volumes, adversely impact the Company’s ability to access the capital markets and increase the Company’s borrowing costs;

•                  the inability of the Company’s insurance subsidiaries to pay dividends to the Company’s holding company in sufficient amounts would harm the Company’s ability to meet its obligations, pay future shareholder dividends or make future share repurchases;

•                  the Company’s efforts to develop new products or expand in targeted markets may not be successful and may create enhanced risks;

•                  the Company may be adversely affected if its pricing and capital models provide materially different indications than actual results;

•                  the Company’s business success and profitability depend, in part, on effective information technology systems and on continuing to develop and implement improvements in technology;

•                  if the Company experiences difficulties with technology, data and network security, including as a result of cyber attacks, outsourcing relationships, or cloud-based technology, the Company’s ability to conduct its business could be negatively impacted;

•                  changes in U.S. tax laws or in the tax laws of other jurisdictions in which the Company operates could adversely impact the Company;

•                  the Company is also subject to a number of additional risks associated with its business outside the United States, including foreign currency exchange fluctuations and restrictive regulations, as well as the risks and uncertainties associated with the United Kingdom’s expected withdrawal from the European Union;

•                  regulatory changes outside of the United States, including in Canada and the European Union, could adversely impact the Company’s results of operations and limit its growth;

•                  loss of or significant restrictions on the use of particular types of underwriting criteria, such as credit scoring, or other data or methodologies, in the pricing and underwriting of the Company’s products could reduce the Company’s future profitability;

•                  acquisitions and integration of acquired businesses may result in operating difficulties and other unintended consequences;

•                  the Company could be adversely affected if its controls designed to ensure compliance with guidelines, policies and legal and regulatory standards are not effective;

•                  the Company’s businesses may be adversely affected if it is unable to hire and retain qualified employees;

•                  intellectual property is important to the Company’s business, and the Company may be unable to protect and enforce its own intellectual property or the Company may be subject to claims for infringing the intellectual property of others;

•                  changes in federal regulation could impose significant burdens on the Company and otherwise adversely impact the Company’s results;

•                  changes to existing accounting standards may adversely impact the Company’s reported results; and

•                  the Company’s share repurchase plans depend on a variety of factors, including the Company’s financial position, earnings, share price, catastrophe losses, maintaining capital levels commensurate with the Company’s desired ratings from independent rating agencies, funding of the Company’s qualified pension plan, capital requirements of the Company’s operating subsidiaries, legal requirements, regulatory constraints, other investment opportunities (including mergers and acquisitions and related financings), market conditions and other factors.

Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements. For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 11, 2016, as updated by our periodic filings with the SEC.

*****

GLOSSARY OF FINANCIAL MEASURES AND RECONCILIATIONS OF NON-GAAP MEASURES TO GAAP MEASURES

The following measures are used by the Company’s management to evaluate financial performance against historical results and establish targets on a consolidated basis. In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated financial statements or are not required to be disclosed in the notes to financial statements or, in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. Reconciliations of non-GAAP measures to their most directly comparable GAAP measures also follow.

In the opinion of the Company’s management, a discussion of these measures provides investors, financial analysts, rating agencies and other financial statement users with a better understanding of the significant factors that comprise the Company’s periodic results of operations and how management evaluates the Company’s financial performance.  Internally, the Company’s management uses these measures to evaluate performance against historical results, to establish financial targets on a consolidated basis and for other reasons, which are discussed below.

Some of these measures exclude net realized investment gains (losses), net of tax, and/or net unrealized investment gains (losses), net of tax, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.

Other companies may calculate these measures differently, and, therefore, their measures may not be comparable to those used by the Company’s management.

RECONCILIATION OF NET INCOME TO OPERATING INCOME AND CERTAIN OTHER NON-GAAP MEASURES

Operating income is net income excluding the after-tax impact of net realized investment gains (losses) and discontinued operations. Management uses operating income to analyze each segment’s performance and as a tool in making business decisions. Financial statement users also consider operating income when analyzing the results and trends of insurance companies. Operating income per share is operating income on a per common share basis.

Reconciliation of Net Income to Operating Income less Preferred Dividends

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
($ in millions, after-tax)	2016	2015	2016	2015

Net income	$943	$866	$3,014	$3,439
Less: Net realized investment gains/(losses)	24	(20)	47	2
Operating income	$919	$886	$2,967	$3,437

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
($ in millions, pre-tax)	2016	2015	2016	2015

Net income	$1,302	$1,209	$4,053	$4,740
Less: Net realized investment gains/(losses)	35	(32)	68	3
Operating income	$1,267	$1,241	$3,985	$4,737

	Twelve Months Ended December 31,
($ in millions, after-tax)	2016	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005

Net income	$3,014	$3,439	$3,692	$3,673	$2,473	$1,426	$3,216	$3,622	$2,924	$4,601	$4,208	$1,622
Less: Loss from discontinued operations	—	—	—	—	—	—	—	—	—	—	—	(439)
Income from continuing operations	3,014	3,439	3,692	3,673	2,473	1,426	3,216	3,622	2,924	4,601	4,208	2,061
Less: Net realized investment gains/(losses)	47	2	51	106	32	36	173	22	(271)	101	8	35
Operating income	2,967	3,437	3,641	3,567	2,441	1,390	3,043	3,600	3,195	4,500	4,200	2,026
Less: Preferred dividends	—	—	—	—	—	1	3	3	4	4	5	6
Operating income, less preferred dividends	$2,967	$3,437	$3,641	$3,567	$2,441	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020

Reconciliation of Net Income per Share to Operating Income per Share on a Basic and Diluted Basis

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Basic income per share
Net income	$3.32	$2.87	$10.39	$10.99
Less: Net realized investment gains/(losses)	0.09	(0.07)	0.17	—
Operating income	$3.23	$2.94	$10.22	$10.99

Diluted income per share
Net income	$3.28	$2.83	$10.28	$10.88
Less: Net realized investment gains/(losses)	0.08	(0.07)	0.16	0.01
Operating income	$3.20	$2.90	$10.12	$10.87

Reconciliation of Operating Income by Segment to Total Operating Income

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
($ in millions, after-tax)	2016	2015	2016	2015

Business and International Insurance	$722	$566	$2,048	$2,170
Bond & Specialty Insurance	161	162	653	633
Personal Insurance	97	222	510	889
Total segment operating income	980	950	3,211	3,692
Interest Expense and Other	(61)	(64)	(244)	(255)
Total operating income	$919	$886	$2,967	$3,437

RECONCILIATION OF SHAREHOLDERS’ EQUITY TO ADJUSTED SHAREHOLDERS’ EQUITY AND RETURN ON EQUITY TO OPERATING RETURN ON EQUITY

Adjusted shareholders’ equity is shareholders’ equity excluding net unrealized investment gains (losses), net of tax, net realized investment gains (losses), net of tax, for the period presented, preferred stock and discontinued operations.

Reconciliation of Shareholders’ Equity to Adjusted Shareholders’ Equity

	As of December 31,
($ in millions)	2016	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005

Shareholders’ equity	$23,221	$23,598	$24,836	$24,796	$25,405	$24,477	$25,475	$27,415	$25,319	$26,616	$25,135	$22,303
Less: Net unrealized investment gains (losses), net of tax	730	1,289	1,966	1,322	3,103	2,871	1,859	1,856	(146)	620	453	327
Net realized investment gains (losses), net of tax	47	2	51	106	32	36	173	22	(271)	101	8	35
Preferred stock	—	—	—	—	—	—	68	79	89	112	129	153
Losses from discontinued operations	—	—	—	—	—	—	—	—	—	—	—	(439)
Adjusted shareholders’ equity	$22,444	$22,307	$22,819	$23,368	$22,270	$21,570	$23,375	$25,458	$25,647	$25,783	$24,545	$22,227

Return on equity is the ratio of annualized net income less preferred dividends to average shareholders’ equity for the periods presented. Operating return on equity is the ratio of annualized operating income less preferred dividends to adjusted average shareholders’ equity for the periods presented. In the opinion of the Company’s management, these are important indicators of how well management creates value for its shareholders through its operating activities and its capital management.

Average shareholders’ equity is (a) the sum of total shareholders’ equity excluding preferred stock at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two.

Adjusted average shareholders’ equity is (a) the sum of adjusted shareholders’ equity at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two.

Calculation of Return on Equity and Operating Return on Equity

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
($ in millions, after-tax)	2016	2015	2016	2015

Annualized net income	$3,773	$3,463	$3,014	$3,439
Average shareholders’ equity	23,830	23,815	24,182	24,304
Return on equity	15.8%	14.5%	12.5%	14.2%

Annualized operating income	$3,675	$3,546	$2,967	$3,437
Adjusted average shareholders’ equity	22,428	22,474	22,386	22,681
Operating return on equity	16.4%	15.8%	13.3%	15.2%

Average annual operating return on equity over a period is the ratio of:

a) the sum of operating income less preferred dividends for the periods presented to

b) the sum of: 1) the sum of the adjusted average shareholders’ equity for all full years in the period presented, and 2) for partial years in the period presented, the number of quarters in that partial year divided by four, multiplied by the adjusted average shareholders’ equity of the partial year.

Calculation of Average Annual Operating Return on Equity from January 1, 2005 through December 31, 2016

	Twelve Months Ended December 31,
($ in millions)	2016	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005

Operating income, less preferred dividends	$2,967	$3,437	$3,641	$3,567	$2,441	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
Adjusted average shareholders’ equity	22,386	22,681	23,447	23,004	22,158	22,806	24,285	25,777	25,668	25,350	23,381	21,118
Operating return on equity	13.3%	15.2%	15.5%	15.5%	11.0%	6.1%	12.5%	14.0%	12.4%	17.7%	17.9%	9.6%

Average annual operating return on equity for the period Jan. 1, 2005 through Dec. 31, 2016	13.5%

RECONCILIATION OF PRE-TAX UNDERWRITING GAIN EXCLUDING CERTAIN ITEMS TO NET INCOME

Underwriting gain is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses. In the opinion of the Company’s management, it is important to measure the profitability of each segment excluding the results of investing activities, which are managed separately from the insurance business. This measure is used to assess each segment’s business performance and as a tool in making business decisions.  Pre-tax underwriting gain, excluding the impact of catastrophes and net favorable prior year loss reserve development, is the underwriting gain adjusted to exclude claims and claim adjustment expenses, reinstatement premiums and assessments related to catastrophes and loss reserve development related to time periods prior to the current year. In the opinion of the Company’s management, this measure is meaningful to users of the financial statements to understand the Company’s periodic earnings and the variability of earnings caused by the unpredictable nature (i.e., the timing and amount) of catastrophes and loss reserve development. This measure is also referred to as underlying underwriting margin or underlying underwriting gain.

A catastrophe is a severe loss, resulting from natural and man-made events, including risks such as fire, earthquake, windstorm, explosion, terrorism and other similar events. Each catastrophe has unique characteristics and catastrophes are not predictable as to timing or amount. Their effects are included in net and operating income and claims and claim adjustment expense reserves upon occurrence. A catastrophe may result in the payment of reinsurance reinstatement premiums and assessments from various pools. In the opinion of the Company’s management, a discussion of the impact of catastrophes is meaningful to users of the financial statements to understand the Company’s periodic earnings and the variability in periodic earnings caused by the unpredictable nature of catastrophes.

Net favorable (unfavorable) prior year loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims, which may be related to one or more prior years. In the opinion of the Company’s management, a discussion of loss reserve development is meaningful to users of the financial statements as it allows them to assess the impact between prior and current year development on incurred claims and claim adjustment expenses, net and operating income (loss), and changes in claims and claim adjustment expense reserve levels from period to period.

Components of Net Income

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
($ in millions, after-tax except as noted)	2016	2015	2016	2015

Pre-tax underwriting gain excluding the impact of catastrophes and net favorable prior year loss reserve development	$463	$527	$1,920	$2,236
Pre-tax impact of catastrophes	(137)	(46)	(877)	(514)
Pre-tax impact of net favorable prior year loss reserve development	264	292	771	941
Pre-tax underwriting gain	590	773	1,814	2,663
Income tax expense on underwriting results	197	282	615	938
Underwriting gain	393	491	1,199	1,725
Net investment income	493	440	1,846	1,905
Other income/(expense), including interest expense	33	(45)	(78)	(193)
Operating income	919	886	2,967	3,437
Net realized investment gains / (losses)	24	(20)	47	2
Net income	$943	$866	$3,014	$3,439

COMBINED RATIO AND ADJUSTMENTS FOR UNDERLYING COMBINED RATIO

Combined ratio:  For Statutory Accounting Practices (SAP), the combined ratio is the sum of the SAP loss and LAE ratio and the SAP underwriting expense ratio as defined in the statutory financial statements required by insurance regulators.  The combined ratio as used in this earnings release is the equivalent of, and is calculated in the same manner as, the SAP combined ratio except that the SAP underwriting expense ratio is based on net written premium and the underwriting expense ratio as used in this earnings release is based on net earned premiums.

For SAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses less certain administrative services fee income to net earned premiums as defined in the statutory financial statements required by insurance regulators. The loss and LAE ratio as used in this earnings release is calculated in the same manner as the SAP ratio.

For SAP, the underwriting expense ratio is the ratio of underwriting expenses incurred (including commissions paid), less certain administrative services fee income and billing and policy fees, to net written premiums as defined in the statutory financial statements required by insurance regulators. The underwriting expense ratio as used in this earnings release, is the ratio of underwriting expenses (including the amortization of deferred acquisition costs), less certain administrative services fee income, billing and policy fees and other, to net earned premiums.

The combined ratio, loss and LAE ratio, and underwriting expense ratio are used as indicators of the Company’s underwriting discipline, efficiency in acquiring and servicing its business and overall underwriting profitability. A combined ratio under 100% generally indicates an underwriting profit. A combined ratio over 100% generally indicates an underwriting loss.

Other companies’ method of computing similarly titled measures may not be comparable to the Company’s method of computing these ratios.

Underlying combined ratio represents the combined ratio excluding the impact of net prior year reserve development and catastrophes. The underlying combined ratio is an indicator of the Company’s underwriting discipline and underwriting profitability for the current accident year.

Calculation of the Combined Ratio

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
($ in millions, pre-tax)	2016	2015	2016	2015

Loss and loss adjustment expense ratio
Claims and claim adjustment expenses	$3,740	$3,363	$15,070	$13,723
Less:
Policyholder dividends	16	12	48	41
Allocated fee income	35	41	168	170
Loss ratio numerator	$3,689	$3,310	$14,854	$13,512

Underwriting expense ratio
Amortization of deferred acquisition costs	$1,013	$972	$3,985	$3,885
General and administrative expenses (G&A)	1,048	1,039	4,154	4,094
Less:
G&A included in Interest Expense and Other	8	9	31	31
Allocated fee income	71	74	290	290
Billing and policy fees and other	22	22	89	87
Expense ratio numerator	$1,960	$1,906	$7,729	$7,571

Earned premium	$6,277	$6,023	$24,534	$23,874

Combined ratio (1)
Loss and loss adjustment expense ratio	58.8%	55.0%	60.5%	56.6%
Underwriting expense ratio	31.2%	31.6%	31.5%	31.7%
Combined ratio	90.0%	86.6%	92.0%	88.3%

(1)         For purposes of computing ratios, billing and policy fees and other (which are a component of other revenues) are allocated as a reduction of underwriting expenses.  In addition, fee income is allocated as a reduction of losses and loss adjustment expenses and underwriting expenses.

RECONCILIATION OF BOOK VALUE PER SHARE AND SHAREHOLDERS’ EQUITY TO CERTAIN NON-GAAP MEASURES

Book value per share is total common shareholders’ equity divided by the number of common shares outstanding. Adjusted book value per share is total common shareholders’ equity excluding the after-tax impact of net unrealized investment gains and losses, divided by the number of common shares outstanding. In the opinion of the Company’s management, adjusted book value per share is useful in an analysis of a property casualty company’s book value per share as it removes the effect of changing prices on invested assets (i.e., net unrealized investment gains (losses), net of tax), which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves. Tangible book value per share is adjusted book value per share excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding. In the opinion of the Company’s management, tangible book value per share is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes certain effects of purchase accounting (i.e., goodwill and other intangible assets), in addition to the effect of changing prices on invested assets.

Reconciliation of Shareholders’ Equity to Tangible Shareholders’ Equity, excluding net unrealized investment gains, net of tax

	As of
	December 31,	December 31,
($ in millions, except per share amounts)	2016	2015

Shareholders’ equity	$23,221	$23,598
Less: Net unrealized investment gains, net of tax	730	1,289
Shareholders’ equity, excluding net unrealized investment gains, net of tax	22,491	22,309
Less: Goodwill	3,580	3,573
Other intangible assets	268	279
Impact of deferred tax on other intangible assets	(64)	(60)
Tangible shareholders’ equity	$18,707	$18,517

Common shares outstanding	279.6	295.9

Book value per share	$83.05	$79.75
Adjusted book value per share	80.44	75.39
Tangible book value per share	66.91	62.58

RECONCILIATION OF TOTAL CAPITALIZATION TO TOTAL CAPITALIZATION EXCLUDING NET UNREALIZED INVESTMENT GAINS, NET OF TAX

Total capitalization is the sum of total shareholders’ equity and debt. Debt-to-capital ratio excluding net unrealized gain on investments is the ratio of debt to total capitalization excluding the after-tax impact of net unrealized investment gains and losses. In the opinion of the Company’s management, the debt to capital ratio is useful in an analysis of the Company’s financial leverage.

	As of
	December 31,	December 31,
($ in millions)	2016	2015

Debt	$6,437	$6,344
Shareholders’ equity	23,221	23,598
Total capitalization	29,658	29,942
Less: Net unrealized investment gains, net of tax	730	1,289
Total capitalization excluding net unrealized gain on investments, net of tax	$28,928	$28,653

Debt-to-capital ratio	21.7%	21.2%
Debt-to-capital ratio excluding net unrealized investment gains, net of tax	22.3%	22.1%

OTHER DEFINITIONS

Gross written premiums reflect the direct and assumed contractually determined amounts charged to policyholders for the effective period of the contract based on the terms and conditions of the insurance contract. Net written premiums reflect gross written premiums less premiums ceded to reinsurers.

For Business and International Insurance and Bond & Specialty Insurance, retention is the amount of premium available for renewal that was retained, excluding rate and exposure changes. For Personal Insurance, retention is the ratio of the expected number of renewal policies that will be retained throughout the annual policy period to the number of available renewal base policies. For all of the segments, renewal rate change represents the estimated change in average premium on policies that renew, excluding exposure changes. Exposure is the measure of risk used in the pricing of an insurance product. The change in exposure is the amount of change in premium on policies that renew attributable to the change in portfolio risk. Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes. New business is the amount of written premium related to new policyholders and additional products sold to existing policyholders. These are operating statistics, which are in part dependent on the use of estimates and are therefore subject to change. For Business and International Insurance, retention, renewal premium change and new business exclude National Accounts and surety. For Bond & Specialty Insurance, retention, renewal premium change and new business exclude surety.

Statutory capital and surplus represents the excess of an insurance company’s admitted assets over its liabilities, including loss reserves, as determined in accordance with statutory accounting practices.

Holding company liquidity is the total funds available at the holding company level to fund general corporate purposes, primarily the payment of shareholder dividends and debt service. These funds consist of total cash, short-term invested assets and other readily marketable securities held by the holding company.

For a glossary of other financial terms used in this press release, we refer you to the Company’s most recent annual report on Form 10-K filed with the SEC on February 11, 2016.

###

Contacts

Media:	Institutional Investors:
Patrick Linehan	Gabriella Nawi
917.778.6267	917.778.6844